EXHIBIT 10.8
[Performance Vesting]
GAIN CAPITAL HOLDINGS, INC.
2010 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
     This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of __________ ___, 20__ (the “Date of Grant”), is delivered by GAIN Capital Holdings, Inc. (the “Company”) to _______________ (the “Grantee”).
RECITALS
     A. The GAIN Capital Holdings, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of awards in the form of stock units with respect to shares of common stock of the Company (“Company Stock”). The Board of Directors of the Company (the “Board”) has decided to make a restricted stock unit grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders. A copy of the Plan is available on the Company’s intranet site at http://intranet/default.aspx.
     B. The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Grant of Restricted Stock Units.
     Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee _______ stock units, subject to the restrictions set forth below and in the Plan (the “Restricted Stock Units”).
2. Restricted Stock Unit Account.
     Restricted Stock Units represent hypothetical shares of Company Stock, and not actual shares of Company Stock. Each Restricted Stock Unit is equivalent in value to one share of Company Stock and shall represent the Company’s commitment to issue one share of Company Stock at a future date, subject to the terms of the Agreement and the Plan. The Company shall establish and maintain a bookkeeping account on its records, and shall record in such account the number of Restricted Stock Units granted to the Grantee. No shares of Company Stock shall be issued to the Grantee at the time the Restricted Stock Units are granted, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Restricted Stock Units recorded in the account. The Grantee shall not have the right to receive any dividends or other distributions with respect to Restricted Stock Units. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of the grant of Restricted Stock Units or the Restricted Stock Unit account established for the Grantee.

3. Vesting of Restricted Stock Units.
     (a) The Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest. The Restricted Stock Units shall vest, if the performance goals set forth on Exhibit A are met for the designated performance period, and if the Grantee continues to be employed by, or provide service to, the Employer (as defined in the Plan) from the Date of Grant until the end of the designated performance period.
     (b) If the Grantee’s employment or service with the Employer is terminated coincident with or within one year following a Change of Control (as defined in the Plan) either by the Grantee for Good Reason or by the Company or its successor other than for Cause (as defined in the Plan), death or Disability (as defined in the Plan), the Restricted Stock Units, to the extent that they have not yet become fully vested as of the date of such employment or service termination will immediately become 100% vested. As used herein, “Good Reason” means that, without the Grantee’s consent, any of the following has occurred: (i) a material diminution in the Grantee’s authority, duties or responsibilities; (ii) a material diminution in the Grantee’s base salary; or (iii) any action or inaction by the Company or its successor that constitutes a material breach by the Company or its successor of its obligations under an employment agreement then in effect between the Company or its successor and the Grantee.
     (c) After the Restricted Stock Units vest in accordance with subsection (a) or (b) above, the Grantee shall receive payment in settlement of such vested Restricted Stock Units, as described in Section 5 below.
4. Termination of Restricted Stock Units.
     (a) Except as provided above, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock Units become vested, any Restricted Stock Units that have not yet vested shall automatically terminate and shall be forfeited as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer.
     (b) If the performance goals are not met, the Restricted Stock Units that have not earlier vested shall be forfeited as of the last day of the applicable period by which satisfaction of the performance goals is measured or as of such earlier date as may be specified on Exhibit A with respect to one or more performance goals.
     (c) No payment shall be made with respect to any unvested Restricted Stock Units that are forfeited as described in this Section 4.
5. Settlement of Restricted Stock Units.
     (a) [Unless a valid election is made pursuant to Section 6 below, the][The] Grantee shall receive payment, subject to satisfaction of the Grantee’s tax withholding obligations as described below, with respect to such vested Restricted Stock Units in the form of shares of Company Stock on the date that the Restricted Stock Units become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. The Grantee is not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement and payment of the Restricted Stock Units. The Company will issue to the Grantee, in settlement of the Grantee’s vested Restricted Stock Units and subject to the provisions of subsection 5(c) below, the number of whole shares of Company Stock that equals the number of whole Restricted Stock Units that become vested, and such vested Restricted Stock Units will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on the Grantee’s behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.
     (b) Notwithstanding the foregoing, in the event that (i) the Grantee is subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or the Grantee is otherwise prohibited from selling shares of Company Stock in the public market and any shares covered by the Grantee’s Restricted Stock Units are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to the Grantee, as determined by the Company in accordance with such policy, or does not occur on a date when the Grantee is otherwise permitted to sell shares of Company Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from the Grantee’s distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to the Grantee pursuant to such policy (regardless of whether the Grantee is still providing continuous services at such time) or the next business day when the Grantee is not prohibited from selling shares of Company Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs. In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treas. Reg. § 1.409A-1(b)(4) and shall be construed and administered in such a manner. Notwithstanding anything in the Plan to the contrary, in no event shall the Board exercise its discretion to accelerate the payment or settlement of the Restricted Stock Units where such payment or settlement constitutes deferred compensation within the meaning of section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treas. Reg. § 1.409A-3(j)(4) or any successor provision.
     (c) All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. On or before the time the Grantee receives a distribution of the shares subject to the Grantee’s Restricted Stock Units, or at any time thereafter as requested by the Company, the Grantee hereby authorizes any required withholding from the Company Stock issuable to the Grantee and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Employer which arise in connection with the Grantee’s Restricted Stock Units (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Grantee’s Restricted Stock Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Grantee by the Employer; (ii) causing the Grantee to tender a cash payment; (iii) permitting the Grantee to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Company Stock from the shares of Company Stock issued or otherwise issuable to the Grantee in connection with the Restricted Stock Units with a Fair Market Value (measured as of the date shares of Company Stock are issued to the Grantee pursuant to this Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Company Stock so withheld shall not exceed the amount necessary to satisfy the Employer’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Employer are satisfied, the Company shall have no obligation to deliver to the Grantee any Company Stock. In the event the Employer’s obligation to withhold arises prior to the delivery to the Grantee of Company Stock or it is determined after the delivery of Company Stock to the Grantee that the amount of the Employer’s withholding obligation was greater than the amount withheld by the Company, the Grantee agrees to indemnify and hold the Employer harmless from any failure by the Company to withhold the proper amount.
     (d) The obligation of the Company to deliver Company Stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares of Company Stock to the Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.
6. [Optional] Deferrals. The Grantee may make an irrevocable election to defer settlement and payment of any of the vested Restricted Stock Units to a date that occurs after the Payment Date (the “Deferred Date”) by completing the deferral election form provided to the Grantee by the Board, in such form as the Board may prescribe; provided that, (a) the election must be made at least twelve (12) months prior to the originally scheduled Payment Date; (b) the election may not take effect until at least twelve (12) months after the date on which the election is made; and (c) the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the originally scheduled Payment Date. The Board may prescribe limitations with respect to elections under this Section 6 as it deems necessary or appropriate, subject to the requirements of section 409A of the Code.

7. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock Units, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan, consistent with the requirements of section 409A of the Code, if applicable.
8. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
9. No Employment or Other Rights. The grant of the Restricted Stock Units shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
10. No Stockholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, until certificates for shares have been issued upon payment of Restricted Stock Units, if applicable.
11. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Grantee, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
13. Section 409A of the Code. This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from section 409A of the Code as set forth in Treas. Reg. § 1.409A-1(b)(4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.

Notwithstanding any provision in this Agreement to the contrary, if at the time of the payment the Company has securities which are publicly-traded on an established securities market and the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until 10 days after the end of the six-month period following the original payment date. If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by such Board or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code.
14. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer at 135 Route 202/206, Suite 11, Bedminster, New Jersey 07921, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
15. The Company’s Rights. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Company Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
16. Amendment. This Agreement may be amended from time to time by the Board in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Restricted Stock Units as determined in the discretion of the Board, except as provided in the Plan or in a written document signed by the Grantee and the Company.
17. Electronic Delivery of Documents. By signing the Certificate, the Grantee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and the

Restricted Stock Units, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing; (iii) further acknowledges that the Grantee may revoke his or her consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that the Grantee understands that he or she is not required to consent to electronic delivery of documents.
18. Personal Data. For the purpose of implementing, administering and managing the Restricted Stock Units, the Grantee, by execution of the Certificate, consents to the collection, receipt, use, retention and transfer, in electronic or other form, of his or her personal data by and among the Company and its third party vendors or any potential party to any Change of Control transaction or capital raising transaction involving the Company. The Grantee understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the Restricted Stock Units and the Plan and the Grantee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). The Grantee understands that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that data will be held only as long as is necessary to implement, administer and manage the Restricted Stock Units. The Grantee understands that he or she may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to accept a grant of Restricted Stock Units.
19. No Future Entitlement. By execution of the Certificate, the Grantee acknowledges and agrees that: (i) the grant of the Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or compensation in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when Restricted Stock Units shall be granted or shall become vested, the maximum number of shares subject to each grant of Restricted Stock Units, and the purchase price, if any, will be at the sole discretion of the Board; (iii) the value of the Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract, if any; (iv) the value of the Restricted Stock Units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the Restricted Stock Units ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; and (vi) no claim or entitlement to compensation or damages arises if the Restricted Stock Units decrease in value and the Grantee irrevocably releases the Company from any such claim that does arise.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement as of the Date of Grant.

GAIN CAPITAL HOLDINGS, INC.
By:

I hereby accept the Restricted Stock Units granted pursuant to this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Board with respect to the Restricted Stock Units shall be final and binding.

Grantee

Exhibit A
[Insert performance goals]